SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                  SCHEDULE 13D
                                 (Rule 13d-101)
                    Under the Securities Exchange Act of 1934
                                 Amendment No. 7
                                    --------
                        Gyrodyne Company of America, Inc.
 -------------------------------------------------------------------------------
                                (Name of Issuer)
                          Common Stock, $1.00 par value
 -------------------------------------------------------------------------------
                         (Title of Class of Securities)
                                    403820103
 -------------------------------------------------------------------------------
                                 (CUSIP Number)

                                  Elchanan Maoz
                                 Platinum House
                               21 Ha'arba'a Street
                                 Tel Aviv, 64739
                                     Israel
                               Tel: 972-3-6858555
                               Fax: 972-3-6858557


                              Guy N. Molinari, Esq.
                                Heller Ehrman LLP
                                 7 Times Square
                                Time Square Tower
                               New York, NY 10036
                                 (212) 832-8300
 -------------------------------------------------------------------------------
            (Name, Address and Telephone Number of Person Authorized
                     to Receive Notices and Communications)

                                  June 14, 2005
 -------------------------------------------------------------------------------
             (Date of Event which Requires Filing of this Statement)


     If the filing person has previously filed a statement on Schedule 13G to report the acquisition which is the subject of this Schedule 13D, and is filing this schedule because of Rule 13d-1(e), 13d-1(f) or 13d-1(g), check the following box.

     Note: Schedules filed in paper format shall include a signed original and five copies of the schedule, including all exhibits. See Rule 13d-7(b) for other parties to whom copies are to be sent. *The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

     The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No. 403820103                                     Page 2 of 11
---------------------------------------------------------------
   1    NAME OF REPORTING PERSONS.
           I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)
               Kellogg Capital Group, LLC
---------------------------------------------------------------
   2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                    (a)x  (b)
---------------------------------------------------------------
   3    SEC USE ONLY
---------------------------------------------------------------
   4    SOURCE OF FUNDS*
                    N/A
----------------------------------------------------------------
   5    CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
           PURSUANT TO ITEMS 2(d) OR 2(e)
----------------------------------------------------------------
   6    CITIZENSHIP OR PLACE OF ORGANIZATION
           New York
----------------------------------------------------------------
   NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH
----------------------------------------------------------------
   7    SOLE VOTING POWER
                    0
----------------------------------------------------------------
   8    SHARED VOTING POWER
                    61,772
----------------------------------------------------------------
   9    SOLE DISPOSITIVE POWER
                    0
----------------------------------------------------------------
   10      SHARED DISPOSITIVE POWER
                    61,772
---------------------------------------------------------------
   11      AGGREGATE AMOUNT BENEFICIALLY OWNED BY REPORTING PERSON
                    61,772
---------------------------------------------------------------
   12      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
                SHARES*
---------------------------------------------------------------
   13      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
                    5.1%
---------------------------------------------------------------
   14      TYPE OF REPORTING PERSON*
                    BD
---------------------------------------------------------------

CUSIP No. 403820103                                     Page 3 of 11

---------------------------------------------------------------
   1    NAME OF REPORTING PERSONS.
           I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY) Kellogg Group, LLC
---------------------------------------------------------------
   2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                    (a) x (b)
---------------------------------------------------------------
   3    SEC USE ONLY
---------------------------------------------------------------
   4    SOURCE OF FUNDS*
                    N/A
----------------------------------------------------------------
   5    CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
           PURSUANT TO ITEMS 2(d) OR 2(e)
----------------------------------------------------------------
   6    CITIZENSHIP OR PLACE OF ORGANIZATION
           New York
----------------------------------------------------------------
   NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH
----------------------------------------------------------------
   7    SOLE VOTING POWER
                    0
----------------------------------------------------------------
   8    SHARED VOTING POWER
                    61,772
----------------------------------------------------------------
   9    SOLE DISPOSITIVE POWER
                    0
----------------------------------------------------------------
   10      SHARED DISPOSITIVE POWER
                    61,772
---------------------------------------------------------------
   11      AGGREGATE AMOUNT BENEFICIALLY OWNED BY REPORTING PERSON
                    61,772
---------------------------------------------------------------
   12      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
                SHARES*
---------------------------------------------------------------
   13      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
                    5.1%
---------------------------------------------------------------
   14      TYPE OF REPORTING PERSON*
                    OO
---------------------------------------------------------------

CUSIP No. 403820103                                     Page 4 of 11
---------------------------------------------------------------
   1    NAME OF REPORTING PERSONS.
           I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY) Charles K. Kellogg
--------------------------------------------------------------
   2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                    (a) x   (b)
---------------------------------------------------------------
   3    SEC USE ONLY
---------------------------------------------------------------
   4    SOURCE OF FUNDS*
                    N/A
----------------------------------------------------------------
   5    CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
           PURSUANT TO ITEMS 2(d) OR 2(e)
----------------------------------------------------------------
   6    CITIZENSHIP OR PLACE OF ORGANIZATION
                    U.S.A.
----------------------------------------------------------------
   NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH
----------------------------------------------------------------
   7    SOLE VOTING POWER
                    0
----------------------------------------------------------------
   8    SHARED VOTING POWER
                    61,772
----------------------------------------------------------------
   9    SOLE DISPOSITIVE POWER
                    0
----------------------------------------------------------------
   10      SHARED DISPOSITIVE POWER
                    61,772
---------------------------------------------------------------
   11      AGGREGATE AMOUNT BENEFICIALLY OWNED BY REPORTING PERSON
                    61,772
--------------------------------------------------------------
   12      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
                SHARES*
---------------------------------------------------------------
   13      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
                    5.1%
---------------------------------------------------------------
   14      TYPE OF REPORTING PERSON*
                    IN
---------------------------------------------------------------

CUSIP No. 403820103                                     Page 5 of 11
---------------------------------------------------------------
   1. NAME OF REPORTING PERSONS.
           I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)
                Lee  Kellogg
---------------------------------------------------------------
   2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                    (a) x   (b)
---------------------------------------------------------------
   3    SEC USE ONLY
---------------------------------------------------------------
   4    SOURCE OF FUNDS*
                    N/A
----------------------------------------------------------------
   5    CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
           PURSUANT TO ITEMS 2(d) OR 2(e)
----------------------------------------------------------------
   6    CITIZENSHIP OR PLACE OF ORGANIZATION
           U.S.A.
----------------------------------------------------------------
   NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH
----------------------------------------------------------------
   7    SOLE VOTING POWER
                    0
----------------------------------------------------------------
   8    SHARED VOTING POWER
                    61,772
----------------------------------------------------------------
   9    SOLE DISPOSITIVE POWER
                    0
----------------------------------------------------------------
   10      SHARED DISPOSITIVE POWER
                    61,772
---------------------------------------------------------------
   11      AGGREGATE AMOUNT BENEFICIALLY OWNED BY REPORTING PERSON
                    61,772
---------------------------------------------------------------
   12      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
        SHARES*
---------------------------------------------------------------
   13      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
                    5.1%
---------------------------------------------------------------
   14      TYPE OF REPORTING PERSON*
                    IN
---------------------------------------------------------------

CUSIP No. 403820103                                     Page 6 of 11
---------------------------------------------------------------
   1    NAME OF REPORTING PERSONS.
           I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)
                 Everest Special Situations Fund L.P.
---------------------------------------------------------------
   2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
           (a) x  (b)
---------------------------------------------------------------
   3    SEC USE ONLY
---------------------------------------------------------------
   4    SOURCE OF FUNDS*
                    N/A
----------------------------------------------------------------
   5    CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
           PURSUANT TO ITEMS 2(d) OR 2(e)
----------------------------------------------------------------
   6    CITIZENSHIP OR PLACE OF ORGANIZATION
           Delaware
----------------------------------------------------------------
   NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH
----------------------------------------------------------------
   7    SOLE VOTING POWER
                    0
----------------------------------------------------------------
   8    SHARED VOTING POWER
                    30,524
----------------------------------------------------------------
   9    SOLE DISPOSITIVE POWER
                    0
----------------------------------------------------------------
   10      SHARED DISPOSITIVE POWER
                    30, 524
---------------------------------------------------------------
   11      AGGREGATE AMOUNT BENEFICIALLY OWNED BY REPORTING PERSON
                    30,524
---------------------------------------------------------------
   12      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
                SHARES*
---------------------------------------------------------------
   13      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
                    2.5%
---------------------------------------------------------------
   14      TYPE OF REPORTING PERSON*
                    PN
---------------------------------------------------------------

CUSIP No. 403820103                                     Page 7 of 11
---------------------------------------------------------------
   1    NAME OF REPORTING PERSONS.
           I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)
                 Maoz Everest Fund Management Ltd.
---------------------------------------------------------------
   2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                    (a) x   (b)
---------------------------------------------------------------
   3    SEC USE ONLY
---------------------------------------------------------------
   4    SOURCE OF FUNDS*
                    N/A
----------------------------------------------------------------
   5    CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
           PURSUANT TO ITEMS 2(d) OR 2(e)
----------------------------------------------------------------
   6    CITIZENSHIP OR PLACE OF ORGANIZATION
                    Israel
----------------------------------------------------------------
   NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH
----------------------------------------------------------------
   7    SOLE VOTING POWER
                    0
----------------------------------------------------------------
   8    SHARED VOTING POWER
                    30,524
----------------------------------------------------------------
   9    SOLE DISPOSITIVE POWER
                    0
----------------------------------------------------------------
   10      SHARED DISPOSITIVE POWER
                    30,524
---------------------------------------------------------------
   11      AGGREGATE AMOUNT BENEFICIALLY OWNED BY REPORTING PERSON
                    30,524
---------------------------------------------------------------
   12      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
                SHARES*
---------------------------------------------------------------
   13      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
                    2.5%
---------------------------------------------------------------
   14      TYPE OF REPORTING PERSON*
                    CO
---------------------------------------------------------------

CUSIP No. 403820103                                     Page 8 of 11
---------------------------------------------------------------
   1    NAME OF REPORTING PERSONS.
           I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)
                Elchanan Maoz
---------------------------------------------------------------
   2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                    (a) x   (b)
---------------------------------------------------------------
   3    SEC USE ONLY
---------------------------------------------------------------
   4    SOURCE OF FUNDS*
                    N/A
----------------------------------------------------------------
   5    CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
           PURSUANT TO ITEMS 2(d) OR 2(e)
----------------------------------------------------------------
   6    CITIZENSHIP OR PLACE OF ORGANIZATION
                    Israel
----------------------------------------------------------------
   NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH
----------------------------------------------------------------
   7    SOLE VOTING POWER
                    0
----------------------------------------------------------------
   8    SHARED VOTING POWER
                    30,524
----------------------------------------------------------------
   9    SOLE DISPOSITIVE POWER
                    0

----------------------------------------------------------------
   10      SHARED DISPOSITIVE POWER
                    30,524
---------------------------------------------------------------
   11      AGGREGATE AMOUNT BENEFICIALLY OWNED BY REPORTING PERSON
                    30,524
---------------------------------------------------------------
   12      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
                 SHARES*
---------------------------------------------------------------
   13      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
                    2.5%
---------------------------------------------------------------
   14      TYPE OF REPORTING PERSON*
                    IN
---------------------------------------------------------------

CUSIP No. 403820103                                     Page 9 of 11

Introduction:

     This amendment is being made to disclose correspondence with the Issuer dated June 14, 2005 pursuant to which Everest Special Situations Fund L.P submitted a proposal under Rule 14a-8 of the Securities Exchange Act of 1934, as amended, for inclusion in management's proxy statement for the next annual meeting (the "Proposal").

     The Proposal is attached hereto as Exhibit A and filed under Item 7 of this
Schedule 13D. This amendment is being made to report the submission of the proposal to the issue and does not constitute the solicitation of any shareholder vote.

     This amendment no. 7 reflects no changes in the previously reported holdings of the Reporting Persons.

                                 AMENDMENT NO. 7
                                     TO THE
                                  SCHEDULE 13D

Item 1.  Security and Issuer

(a)      Class of Securities: Common Stock, par value $1.00
         ("Common Stock")

(b) Issuer: Gyrodyne Company of America, Inc. 102 Flowerfield St. James, New York 11780

Item 5.  Interest in Securities of the Issuer

     (c) From the date of the last amendment to Schedule 13D filed May 23, 2005, there have been no changes in the holdings of the Reporting Persons.

     (d) To the best of each of the Reporting Persons' knowledge, except as set forth herein, no other person has the right to receive or the power to direct the receipt of dividends from, or the proceeds from the sale of, any shares of common stock which the Reporting Persons may be deemed to own beneficially.

     (e)  Not applicable.

Item 7.    Material to be filed as Exhibits

          Exhibit A: Letter from the Everest Special Situations Fund L.P. to the Issuer dated June 14, 2005.

CUSIP No. 403820103                                     Page 10 of 11
     After reasonable inquiry and to the best of our knowledge and belief, we certify that the information set forth in this statement is true, complete and correct.


Dated:  June 16, 2005

EVEREST SPECIAL SITUATIONS FUND L.P.

By:      Maoz Everest
         Fund Management Ltd.,
         Its general partner


         By: /s/ ELCHANAN MAOZ
         Name:    Elchanan Maoz
         Title:   Chairman and Chief Executive Officer


MAOZ EVEREST FUND MANAGEMENT LTD.

         By: /s/ ELCHANAN MAOZ
         Name:    Elchanan Maoz
         Title:   Chairman and Chief Executive Officer

         /s/ ELCHANAN MAOZ
         Elchanan Maoz


KELLOGG CAPITAL GROUP, LLC

         By: /s/  MATTHEW BRAND
         Name:    Matthew Brand
         Title:   Managing Director

KELLOGG GROUP, LLC

         By: /s/  MATTHEW BRAND
         Name:     Matthew Brand
         Title:   Managing Director


         /s/ CHARLES K. KELLOGG
         Charles K. Kellogg

         /s/ LEE KELLOGG
         Lee Kellogg

CUSIP No. 403820103                                     Page 11 of 11


                                                                  EXHIBIT A



June 14, 2005

Mr. Peter Pitsiokos
Chief Operating Officer and Secretary
Gyrodyne Company of America, Inc.
102 Flowerfield
St. James, NY 11780

Dear Mr. Pitsiokos:

     As demonstrated by our report on Schedule 13D, as amended (a copy of which is attached and which has previously been provided to you), we have beneficially owned shares of Gyrodyne Company of America, Inc. ("Gyrodyne") valued at more than $2,000 continuously for more than one year and we intend to continue our ownership through the date of Gyrodyne's next annual meeting. We are hereby submitting the following proposal and supporting statement pursuant to Rule 14a-8 of the Securities Exchange Act of 1934 for inclusion in management's proxy statement for the next annual meeting of stockholders. Please contact us if you would like to discuss this proposal.

     RESOLVED: That the Gyrodyne By-Laws relating to Meeting of Stockholders be amended to provide that special meetings of the stockholders of Gyrodyne may be called at any time by the President, Chairman of the Board, the Board of Directors or at the request of the holders of not less than fifteen percent (15%) of all the shares entitled to vote at any such meeting.

                              Supporting Statement

     At present, the By-laws of Gyrodyne provide (in Section 203) that a special meeting of shareholders may be called only by the Company's President, the Chairman of the Board or the Board of Directors. We believe it would be appropriate and consistent with sound corporate governance to provide that the stockholders of Gyrodyne also have the means to call special meetings of the stockholders, to provide a mechanism for the prompt consideration of matters relating to Gyrodyne and appropriate for stockholders' consideration or action. If you believe the By-laws of Gyrodyne should be amended so as to provide stockholders the ability to call a special meeting of the stockholders, please vote FOR this proposal.

Very truly yours,

EVEREST SPECIAL SITUATIONS FUND L.P.

By:      /s/ ELCHANAN MAOZ
Name:    Elchanan "Nani" Maoz
Title:   Chairman and      Chief
         Executive Officer
Tel:     972-3-6858555
Fax:     972-3-6858557